Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Celsius Holdings, Inc. listed below of our reports dated March 3, 2025, with respect to the consolidated financial statements of Celsius Holdings, Inc., and the effectiveness of internal control over financial reporting of Celsius Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2024:

•Registration Statement (Form S-3 No. 333-279461) of Celsius Holdings, Inc.;
•Registration Statement (Form S-3 No. 333-248875) of Celsius Holdings, Inc.;
•Registration Statement (Form S-8 No. 333-216029) pertaining to the Celsius Holdings, Inc. 2006 Stock Incentive Plan and 2015 Stock Incentive Plan; and
•Registration Statement (Form S-8 No. 333-161356) pertaining to the Celsius Holdings, Inc. 2006 Stock Incentive Plan.

/s/ Ernst & Young LLP

Boca Raton, Florida
March 3, 2025